Exhibit 99.1
GTSI Authorizes $5 Million Share Repurchase Program
HERNDON, VA., August 31, 2011 — GTSI, a leading provider of information technology to federal, state and local government, announced today that its Board of Directors has authorized a share repurchase program pursuant to Rules 10b5-1 and 10(b)-18 of the Securities Exchange Act of 1934 permitting the Company to repurchase up to $5,000,000 in shares of the Company’s common stock.
This program is effective immediately and the common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion. The timing and amount of shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be increased, suspended or discontinued at any time.
The share repurchase program was approved by the Company’s Board of Directors as part of its ongoing consideration of capital allocation strategies to take advantage of the Company’s strong cash position. The Company believes that this share repurchase program is in the best interests of the Company and its shareholders, and will not impact the Company’s ability to execute its growth plans.
As of June 30, 2011, the Company had 9,679,866 shares of common stock outstanding.
About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state, and local government. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 500 employees and reported revenue of $666.7 million for the 12 months ended Dec. 31, 2010. For more information visit the company’s website at www.gtsi.com.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Peter Whitfield
Senior Vice President & Chief Financial Officer
703.502.2954
peter.whitfield@gtsi.com